Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on annual financial statements of Hammitt, Inc. for the years ended December 31, 2020 and December 31, 2019 of our report dated July 21, 2021 included in Hammitt, Inc.’s Registration Statement on Form 1-A Regulation A Offering Statement Under the Securities Act of 1933.

Orem, Utah

August 17, 2021